                                                                     EXHIBIT 2.4


                           ASSUMPTION OF LIABILITIES

                                      AND

                              INDEMNITY AGREEMENT

                               TABLE OF CONTENTS

                                                                     PAG

I.           Technologies Assumption And Indemnity..................  1

II.          Electronics Assumption And Indemnity...................  3

III.         Insurance Matters......................................  3

IV.          Procedures For Indemnification.........................  4
     A.      Third Party Claims.....................................  4
     B.      Indemnification Payments...............................  5
     C.      Other Adjustments......................................  5

V.           Consolidation, Merger, Transfer, Or Lease..............  6

VI.          Notices................................................  6

VII.         Dispute Resolution.....................................  7

VIII.        Consent To Jurisdiction................................  7

IX.          Survival...............................................  8

X.           General................................................  8
     A.      Complete Agreement; Construction.......................  8
     B.      Amendments.............................................  8
     C.      Waiver.................................................  8
     D.      Severability...........................................  8
     E.      Governing Law..........................................  8
     F.      Successors And Assigns.................................  9
     G.      Attorney Fees..........................................  9
     H.      Title And Headings.....................................  9
     I.      Exhibits...............................................  9
     J.      Force Majeure..........................................  9

     This ASSUMPTION OF LIABILITIES AND INDEMNITY AGREEMENT (this "Agreement") is entered into as of the _____ of September, 1997 by and between BEI TECHNOLOGIES, INC., a Delaware corporation, having its executive offices at One Post Street, Suite 2500, San Francisco, California 94104 ("Technologies"), and BEI ELECTRONICS, INC., a Delaware corporation, having its executive offices at 83 Hobart Street, Hackensack, New Jersey, 07601 ("Electronics") (Technologies and Electronics each being referred to as a "Party" and collectively as the "Parties").

                                   RECITALS:

     WHEREAS, Electronics and Technologies have entered into that certain Distribution Agreement dated as of the date hereof concerning the spinoff of Technologies from Electronics (the "Distribution Agreement"); and

     WHEREAS, Electronics and Technologies desire to allocate certain liabilities and obligations associated with their respective businesses;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

I.   TECHNOLOGIES ASSUMPTION AND INDEMNITY.

     Technologies shall solely assume, and shall indemnify and hold harmless Electronics from and against:

     A. All claims, damages, losses, liabilities, fines, penalties, costs and expenses (including reasonable attorneys' fees and disbursements) (collectively, "Liabilities") arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Technologies on or after the Effective Time (as such date is defined in the Distribution Agreement).

     B. All Liabilities associated with the matters, current sites and businesses described in Exhibit I, including, without limitation, those Liabilities in connection with the removal, remediation or control of environmental conditions at or associated with any of the sites identified therein.

     C. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of BEI Sensors & Systems Company, Inc., Defense Systems Company, Inc., BEI Export Sales, Inc., BEI Properties, Inc., SiTek, Inc., a BEI Company, and BEI International, Inc. (including those companies' respective subsidiaries) prior to the Effective Time (as such term is defined in the Distribution Agreement).

     D. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of the discontinued businesses and former sites related to BEI Sensors & Systems Company, Inc., Defense Systems Company, Inc., BEI Export Sales, Inc., BEI Properties, Inc., SiTek, Inc., a BEI Company, and BEI International, Inc. (including those companies' respective subsidiaries) identified in Exhibit II, including, without limitation, Liabilities in connection with the removal, remediation or control of environmental conditions at any of the sites identified thereby.

     E. All claims and Liabilities for employee benefits for which Technologies is responsible pursuant to Article 6 of the Distribution Agreement.

     F. Notwithstanding the foregoing, matters involving the assumption of liability and indemnification for taxes shall be governed by the terms of the Tax Allocation and Indemnity Agreement and the Agreement Regarding Certain Representations and Covenants, each dated as of the date hereof and each between Technologies and Electronics (the "Tax Agreements").

     G. Notwithstanding the foregoing, Technologies shall indemnify BEI for all Liabilities to the extent they result from Technologies' gross negligence in the provision of services under the Corporate Services Agreement dated as of the date hereof between Technologies and Electronics, other than matters concerning compliance with reporting to the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market (the "Nasdaq") which have been dealt with separately in this Agreement.

     H. Notwithstanding the foregoing, Technologies agrees to indemnify and hold harmless Electronics, each of its directors, each of its officers who signs a filing made with the SEC or the Nasdaq and each person, if any, who controls Electronics within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), against any Liabilities to which Electronics, or any director, officer, or controlling person of Electronics may become subject under the Securities Act or the Exchange Act, insofar as such Liabilities arise out of or are based upon errors or omissions made by Technologies in connection with the filing of periodic reports with the SEC and the Nasdaq which are attributable to negligence by Technologies in determining the necessity, form or timing of such filing. Technologies shall not be responsible for and shall not be required to indemnify Electronics, its directors, officers or controlling persons, for any Liabilities resulting directly or indirectly from any untrue or allegedly untrue statement of a material fact in any such filing or the omission or alleged omission to state a material fact in any such filing if such untrue or allegedly untrue statement was provided by Electronics to Technologies, or if such omitted or allegedly omitted fact was not provided to Technologies in written form, in connection with the preparation of the filing. Furthermore, Technologies shall not indemnify Electronics for Liabilities incurred due to a late filing if the information required to make the filing was not provided to Technologies in a reasonably timely fashion after Technologies advised Electronics of the need to make such filing.

II.  ELECTRONICS ASSUMPTION AND INDEMNITY.

     Electronics shall solely assume, and shall indemnify and hold harmless Technologies from and against:

     A. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Electronics on or after the Effective Time.

     B. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Electronics prior to the Effective Time, except for those described in Article I above.

     C. All claims and Liabilities for employee benefits for which Electronics is responsible pursuant to Article 6 of the Distribution Agreement.

     D. Notwithstanding the foregoing, matters involving the assumption of liability and indemnification for taxes shall be governed by the terms of the Tax Agreements.

III. INSURANCE MATTERS.

     The amount which any indemnifying Party is or may be required to pay to any indemnified Party hereunder shall be reduced (including, without limitation, retroactively) by any proceeds of insurance policies or other amounts actually recovered by or on behalf of such indemnified Party in reduction of the related Liability. If an indemnified Party shall have received the payment (an "Indemnity Payment") required by this Agreement from an indemnifying Party in respect of any Liability and shall subsequently actually receive proceeds of insurance policies or other amounts in respect of such Liability, then such indemnified Party shall pay to such indemnifying Party a sum equal to the amount actually received (up to but not in excess of the amount of any Indemnity Payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a benefit they would not otherwise be entitled to receive in the absence of the indemnification provisions hereof by virtue of the indemnification provisions hereof.

IV.  PROCEDURES FOR INDEMNIFICATION.

     A. THIRD PARTY CLAIMS. If a claim or demand is made against an indemnified Party by any person who is not a party to this Agreement (a "Third Party Claim") as to which such indemnified Party is entitled to indemnification pursuant to this Agreement, such indemnified Party shall notify the indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within ten business days) after receipt by such indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been actually prejudiced as a result of such failure (except that the indemnifying Party shall not be liable for any expenses incurred during the period in which the indemnified Party failed to give such notice). Thereafter, the indemnified Party shall deliver to the indemnifying Party, promptly (and in any event within ten business days) after the indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified Party relating to the Third Party Claim.

     If a Third Party Claim is made against an indemnified Party, the indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the indemnified Party therefor, to assume the defense thereof with counsel selected by the indemnifying Party; provided, however, that such counsel is not reasonably objected to by the indemnified Party. Should the indemnifying Party so elect to assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the indemnified Party for legal or other expenses subsequently incurred by the indemnified Party in connection with the defense thereof, unless in connection with the defense of such Third Party Claim there is in the opinion of counsel for the indemnified Party a material conflict of interest on any material issue between the position of the indemnified Party and the position of the indemnifying Party. If the indemnifying Party assumes such defense, the indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party, it being understood that the indemnifying Party shall control such defense. The indemnifying Party shall be liable for the fees and expenses of counsel employed by the indemnified Party for any period during which the indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the indemnified Party shall have given notice of the Third Party Claim as provided above). If the indemnifying Party so elects to assume the defense of any Third Party Claim, the indemnified Party shall cooperate with the indemnifying Party in the defense or prosecution thereof.

     If the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party for a Third Party Claim, then in no event will the indemnified Party admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying Party's prior written consent; provided, however, that the indemnified Party shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the indemnifying Party if the indemnified Party releases the indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise materially adversely affect the indemnifying Party. If the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party for a Third Party Claim, the indemnified Party will agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying Party may recommend and that by its terms obligates the indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the indemnified Party; provided, however, that the indemnified Party may refuse to agree to any such settlement, compromise or discharge if the indemnified Party agrees that the indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the indemnifying Party in connection with such settlement, compromise or discharge.

     Notwithstanding the foregoing, the indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified Party which the indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     B. INDEMNIFICATION PAYMENTS. Indemnification required by this Agreement, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damages or expense is incurred.

     C.   OTHER ADJUSTMENTS.

          (1) The amount of any indemnification obligation with respect to any Third Party Claim ("Indemnity Obligation") shall be (x) increased to take into account any net tax cost actually incurred by the indemnified Party arising from any payments received from the indemnifying Party (grossed up for such increase) and (y) reduced to take into account any net tax benefit actually realized by the indemnified Party arising from the incurrence or payment of any such Indemnity Obligation. In computing the amount of such tax cost or tax benefit, the indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnity Obligation or the incurrence or payment of any Indemnity Obligation.

          (2) In addition to any adjustments required pursuant to Article III hereof or clause (1) of this paragraph C., if the amount of any Indemnity Obligation shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the indemnified Party to the indemnifying Party up to the aggregate amount of any payments received from such indemnifying Party pursuant to this Agreement in respect of such Indemnity Obligation.

V.   CONSOLIDATION, MERGER, TRANSFER, OR LEASE.

     Neither Party shall consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any other person, and neither Party shall permit any person to consolidate with or merge into it or convey, transfer or lease its properties and assets substantially as an entirety to said Party unless:

     A. In any case in which either Party shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which said Party is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of said Party substantially as an entirety shall (i) be a corporation, (ii) be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (iii) expressly assume, by an instrument reasonably satisfactory to the other Party, each and every obligation of said Party to be performed or observed hereunder;

     B. After giving effect to such transaction, the person formed by such consolidation or into which a Party is merged or the person which acquires by conveyance, transfer or lease the properties and assets of a Party substantially as an entirety must have consolidated stockholders' equity, as determined in accordance with generally accepted accounting principles, at least equal to the consolidated stockholders' equity of said Party immediately prior to the consummation of such transaction; and

     C. Said Party shall have delivered to the other Party a Certificate executed by its Chief Executive Officer and Chief Financial Officer stating that such consolidation, merger, conveyance, transfer or lease complies with this
Article V and with the terms of that certain Agreement Regarding Certain Representations and Covenants, dated as of the date hereof and between Technologies and Electronics, and that all conditions precedent herein relating to such transaction have been complied with.

VI.  NOTICES.

     All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

          To ELECTRONICS:

          83 Hobart Street
          Hackensack, New Jersey  07601
          Attn:  President

          with a copy to:

          One Post Street
          Suite 2500
          San Francisco, CA  94104
          Attn:  Chairman

          To TECHNOLOGIES:

          One Post Street
          Suite 2500
          San Francisco, CA 94104
          Attn:  President

VII. DISPUTE RESOLUTION.

     In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), such matters shall be resolved in accordance with the provisions of
Article 4 of the Distribution Agreement.

VIII.  CONSENT TO JURISDICTION.

     This Article VIII shall not limit the provisions of Article VII hereof. Each of the Parties irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Superior Court of the City and County of San Francisco, California, and (b) the United States District Court for the Northern District of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of California located in San Francisco, California, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the City and County of San Francisco, California. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this
Article VIII. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the City and County of San Francisco, California, or (ii) the United States District Court for the Northern District of California located in San Francisco, California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IX.  SURVIVAL.

     All the indemnity obligations under this Agreement shall survive indefinitely.

X.   GENERAL.

     A. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

     B. AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

     C. WAIVER. The failure of either Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

     D. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     E. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, as such laws are applied to agreements between California residents entered into and to be performed entirely in California.

     F. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     G. ATTORNEY FEES. A Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Parties hereto for and against all out-of-pocket expenses, including, without limitation, legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled hereunder or otherwise.

     H. TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     I. EXHIBITS. The Exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     J.   FORCE MAJEURE.

          (1) ACTS CONSTITUTING FORCE MAJEURE. Neither Party shall be liable to the other for a delay in its performance of this Agreement arising from causes beyond its reasonable control. Without limiting the generality of the foregoing, such events include any act of God; accident; explosion; fire; earthquake; flood; strikes; labor disputes; riots; sabotage; embargo; equipment failure; federal, state, or local legal restriction or limitation. Neither Party shall be required to resolve labor disputes, but shall use commercially reasonable efforts to seek alternative sources to the extent practicable.

          (2) NOTICE REQUIREMENT. When circumstances occur that delay the performance of either Party under this Agreement, whether or not such circumstances are excused pursuant to Section J(1) above, such Party shall, when it first becomes aware of such circumstances, promptly notify the other Party, by facsimile or by telephone confirmed in writing within two (2) business days in the case of oral notice. Within ten (10) business days of the date when either Party first becomes aware of the event which it contends is responsible for the delay, it shall supply to the other Party in writing the reason(s) for and anticipated duration of such delay, the measures taken and to be taken to prevent or minimize the delay, and the timetable for the implementation of such measures.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of Electronics and Technologies as of the date first above written.

BEI TECHNOLOGIES, INC.                BEI ELECTRONICS, INC.

By:                                   By:
   -------------------------             ----------------------------
Name:                                 Name:
     -----------------------               --------------------------
Title:                                Title:
      ----------------------                -------------------------

                                   EXHIBIT I


A.   GENERAL LITIGATION AND CLAIMS.

     None identified.

B.   CURRENT SITES AND BUSINESSES.

     1.   San Francisco, California. (Corporate Headquarters.)

     2. Maumelle, Arkansas. (Manufacturing, engineering, administrative and research and development facility for sensors business.)

     3. Tustin, California. (Manufacturing, engineering and administrative facility for sensors business.)

     4. Goleta, California. (Manufacturing, engineering and administrative facility for sensors business.)

     5. Campbell, California. (Manufacturing, administrative and research and development facility for silicon microelectromechanical structures business.)

     6. San Marcos, California. (Manufacturing, engineering and administrative facility for motors business.)

     7. Sylmar, California. (Manufacturing, engineering, research and development, and administrative facility for sensors business.)

     8. Concord, California. (Manufacturing, engineering, research and administrative facility for sensors business.)

                                   EXHIBIT II


           Identified Discontinued Businesses And Former Plant Sites


     1. Euless, Texas. (Manufacturing, engineering, warehouse and administrative facility for defense business.)

     2.   East Camden, Arkansas.  (Warehousing facility for defense business.)

Any sites or businesses discovered by Technologies or Electronics after the Effective Time that are related solely to the businesses comprising Technologies on the Effective Time.